Exhibit 99.1

MSCI Reports Financial Results for Second Quarter and Six Months 2017

NEW YORK--(BUSINESS WIRE)--August 3, 2017--MSCI Inc. (NYSE: MSCI), a leading provider of portfolio construction and risk management tools and services for global investors, today announced results for the three months ended June 30, 2017 (“second quarter 2017”) and six months ended June 30, 2017 (“six months 2017”).

Financial and Operational Highlights for Second Quarter 2017
(Note: Percentage and other changes refer to second quarter 2016 unless otherwise noted.)

  8.8% increase in operating revenues to $316.1 million, up 9.4% adjusting for the impact of foreign currency exchange rate fluctuations.
  16.5% increase in Index revenues driven by a growth of 35.5% in asset-based fees and an 8.8% increase in recurring subscription revenues.
  Record quarter-end AUM of $624.3 billion in ETFs linked to MSCI indexes; increase of 42.0% and 12.3% compared to second quarter 2016 and first quarter 2017, respectively.
  Total Aggregate Retention Rate at 94.9% and Index Aggregate Retention Rate at 97.0%.
  12.6% increase in total Run Rate to $1,260.4 million driven by a 38.0% increase in asset-based fees Run Rate, and a 7.3% increase in subscription Run Rate.
  In second quarter 2017 and through July 28, 2017, a total of 461 thousand shares were repurchased at an average price of $100.63 per share for a total value of $46.4 million. A total of $734.9 million remains on the outstanding share repurchase authorization.
  Board of Directors authorize 35.7% increase in regular quarterly cash dividend to $0.38 per share, or $1.52 per share on an annualized basis.
	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands, except per share data	2017	2016	2017	Change	2017	2016	Change
Operating revenues	$316,089	$290,596	$301,207	8.8%	$617,296	$569,424	8.4%
Operating income	$145,968	$125,691	$130,602	16.1%	$276,570	$238,832	15.8%
Operating margin %	46.2%	43.3%	43.4%		44.8%	41.9%

Net income	$81,266	$66,957	$72,951	21.4%	$154,217	$127,324	21.1%

Diluted EPS	$0.89	$0.69	$0.80	29.0%	$1.68	$1.29	30.2%
Adjusted EPS	$0.95	$0.77	$0.88	23.4%	$1.83	$1.45	26.2%

Adjusted EBITDA	$166,249	$146,027	$150,691	13.8%	$316,940	$279,176	13.5%
Adjusted EBITDA margin %	52.6%	50.3%	50.0%		51.3%	49.0%

“We continue to execute well against our growth strategy, which includes both driving growth in our core products offerings and further integrating our content and applications, to create better tools that help our clients make better investment decisions at the single- and multi-asset class levels. Our strong execution in second quarter 2017 resulted in a 29% and 23% increase in diluted and adjusted EPS, respectively, driven by a 9% increase in revenue, reflecting the inherent operating leverage in our model,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

“Increasingly, our ability to generate strong revenue growth has been aided by the integration of the valuable content we have created over many years. More and more, clients use our applications to access and analyze this content to gain deeper insights into the risk and performance of their portfolios and new perspectives on their investment challenges, enabling us to expand the scope of our services,” concluded Mr. Fernandez.

Second Quarter 2017 Consolidated Results

Revenues: Operating revenues for second quarter 2017 increased $25.5 million, or 8.8%, to $316.1 million, compared to $290.6 million for the three months ended June 30, 2016 (“second quarter 2016”). The $25.5 million increase in revenues was driven by a $17.6 million, or 35.5%, increase in asset-based fees (driven primarily by higher revenue from ETFs linked to MSCI indexes) and a $9.7 million, or 4.2%, increase in recurring subscriptions (principally as a result of an $8.5 million, or 8.8%, increase in Index recurring subscriptions), partially offset by a $1.8 million, or 22.1%, decrease in non-recurring revenues. Adjusting for the impact of foreign currency exchange rate fluctuations, operating revenues (excluding the impact on asset-based fees) would have increased 9.4% for second quarter 2017.

For six months 2017, operating revenues increased $47.9 million, or 8.4%, to $617.3 million, compared to $569.4 million for the six months ended June 30, 2016 (“six months 2016”). The $47.9 million increase was driven by a $26.4 million, or 26.9%, increase in asset-based fees and a $22.5 million, or 4.9%, increase in recurring subscriptions, partially offset by a $1.0 million, or 7.7%, decrease in non-recurring revenues. Adjusting for the impact of foreign currency exchange rate fluctuations, operating revenues (excluding the impact on asset-based fees) would have increased 9.2% in six months 2017.

Run Rate: Total Run Rate at June 30, 2017 grew by $141.4 million, or 12.6%, to $1,260.4 million, compared to June 30, 2016. The $141.4 million increase was driven by a $74.3 million, or 38.0%, increase in asset-based fees Run Rate to $269.6 million, and a $67.1 million, or 7.3%, increase in subscription Run Rate to $990.8 million. Adjusting for the impact of foreign currency exchange rate fluctuations and the divestiture of MSCI’s Real Estate occupiers business, which closed on August 1, 2016, subscription Run Rate would have increased 7.5% in second quarter 2017. Recurring subscriptions and asset-based fees at June 30, 2017 represented 78.6% and 21.4% of total Run Rate, respectively. Aggregate Retention Rate of 94.9% in second quarter 2017 was up from 93.1% in second quarter 2016.

Expenses: Total operating expenses for second quarter 2017 increased $5.2 million, or 3.2%, from second quarter 2016 to $170.1 million, driven by a $4.3 million, or 4.1%, increase in compensation and benefits expenses (primarily higher wages and incentive compensation resulting, in part, from the growth in the number of employees, partially offset by lower severance) and a $1.0 million, or 2.4%, increase in non-compensation expenses (higher information technology costs and market data, partially offset by lower professional fees). Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses and adjusted EBITDA expenses for second quarter 2017 would have increased 4.6% and 5.2%, respectively, compared to second quarter 2016. Operating margin for second quarter 2017 was 46.2%, compared to 43.3% for second quarter 2016.

For six months 2017, total operating expenses increased $10.1 million, or 3.1%, to $340.7 million. Adjusted EBITDA expenses increased $10.1 million, or 3.5%, to $300.4 million compared to six months 2016. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses and adjusted EBITDA expenses for six months 2017 would have increased 4.7% and 5.2%, respectively, compared to six months 2016. Operating margin for six months 2017 was 44.8%, compared to 41.9% for six months 2016.

Headcount: As of June 30, 2017, there were 2,970 employees, up 8.0% from 2,750 as of June 30, 2016, and up 2.5% from 2,897 at the end of first quarter 2017. As of June 30, 2017, a total of 43% and 57% of employees were located in developed market and emerging market centers, respectively, compared to 46% in developed market centers and 54% in emerging market centers as of June 30, 2016.

Amortization and Depreciation Expenses: Amortization and depreciation expenses of $20.3 million for second quarter 2017 were in line with second quarter 2016, with a $0.8 million, or 9.1%, increase in depreciation expense, offset by a $0.8 million, or 6.9%, decrease in amortization expense. For six months 2017, amortization and depreciation expenses of $40.4 million were in line with six months 2016, with a $1.4 million, or 8.7%, increase in depreciation expense, offset by a $1.4 million, or 5.9%, decrease in amortization expense.

Other Expense (Income), Net: Other expense (income), net increased $3.3 million, or 13.2%, for second quarter 2017, compared to second quarter 2016 and increased $9.9 million, or 20.9%, for six months 2017, compared to the same period of the prior year. The increase for both periods was primarily driven by higher interest expense resulting from the August 2016 private offering of $500.0 million aggregate principal amount of 4.75% senior notes due 2026. Second quarter 2016 results included a $3.7 million charge for estimated losses associated with miscellaneous transactions.

Tax Rate: The effective tax rate was 30.8% for second quarter 2017, compared to 33.4% for second quarter 2016 and the effective tax rate for six months 2017 was 29.6%, compared to 33.5% for six months 2016. The lower effective tax rate for both periods was primarily driven by the ongoing efforts to better align our tax profile with our global operating footprint and other discrete items. For six months 2017, the lower effective tax rate was also driven by the positive impact of stock-based compensation excess tax benefits (the “windfall benefit”) with the adoption of the new accounting guidance. The positive impact of the windfall benefit totaled $1.0 million in second quarter 2017 and $4.1 million for six months 2017.

Net Income: Net income increased 21.4% to $81.3 million, from $67.0 million in second quarter 2016. For six months 2017, net income increased 21.1% to $154.2 million, compared to $127.3 million for six months 2016.

Adjusted EBITDA: Adjusted EBITDA was $166.2 million in second quarter 2017, up $20.2 million, or 13.8%, from second quarter 2016. Adjusted EBITDA margin in second quarter 2017 was 52.6%, compared to 50.3% in second quarter 2016. For six months 2017, adjusted EBITDA was $316.9 million, up 13.5% from six months 2016, and adjusted EBITDA margin was 51.3% for six months 2017, compared to 49.0% for six months 2016.

Cash Balances & Outstanding Debt: Total cash and cash equivalents as of June 30, 2017 was $750.6 million, of which $365.0 million was held outside of the United States. MSCI seeks to maintain minimum cash balances in the United States of approximately $125.0 million to $150.0 million for general operating purposes. Total outstanding debt as of June 30, 2017 was $2,100.0 million, which excludes deferred financing fees of $23.4 million. Net debt, defined as total outstanding debt less cash and cash equivalents, was $1,349.4 million at June 30, 2017. The total debt to operating income ratio (based on trailing twelve months operating income) was 4.0x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.5x.

Cash Flow & Capex: Net cash provided by operating activities was $122.2 million in second quarter 2017, compared to $118.1 million in second quarter 2016. Capex for second quarter 2017 was $7.0 million, compared to $12.9 million in second quarter 2016. Free cash flow was $115.2 million in second quarter 2017, compared to $105.2 million in second quarter 2016. The increase in net cash provided by operating activities and free cash flow, compared to second quarter 2016 was primarily driven by higher cash collections and lower income tax payments, partially offset by higher cash expenses.

Net cash provided by operating activities was $159.2 million for six months 2017, compared to $155.0 million for six months 2016. Capex for six months 2017 was $16.7 million, compared to $18.4 million for six months 2016. Free cash flow was $142.6 million for six months 2017, compared to $136.6 million for six months 2016. The increase in both net cash provided by operating activities and free cash flow for six months 2017 compared to the same period of the prior year was primarily driven by higher cash collections, partially offset by higher cash expenses and higher interest payments.

Share Count & Capital Return: The weighted average diluted shares outstanding in second quarter 2017 declined 5.3% to 91.7 million, compared to 96.9 million in second quarter 2016. The lower share count, driven by buybacks under the share repurchase program, increased diluted and adjusted earnings per share by $0.05 each in second quarter 2017, compared to second quarter 2016. In second quarter 2017 and through July 28, 2017, MSCI repurchased 0.5 million shares at an average price of $100.63 per share for a total value of $46.4 million. A total of $0.7 billion remains on the outstanding share repurchase authorization as of July 28, 2017. Total shares outstanding as of June 30, 2017 was 90.1 million.

On August 1, 2017, the Board of Directors of MSCI declared a cash dividend of $0.38 per share for third quarter 2017, representing an increase of 35.7% from $0.28 per share in the previous quarter. The third quarter 2017 dividend is payable on August 31, 2017 to shareholders of record as of the close of trading on August 18, 2017.

Table 1: Second Quarter 2017 Results by Segment (unaudited)

	Index			Analytics			All Other
			Adjusted			Adjusted			Adjusted
	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA
In thousands	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin
Q2'17	$177,156	$129,476	73.1%	$113,367	$31,741	28.0%	$25,566	$5,032	19.7%
Q2'16	$152,117	$106,518	70.0%	$112,393	$33,302	29.6%	$26,086	$6,207	23.8%
Q1'17	$163,435	$115,637	70.8%	$112,420	$29,536	26.3%	$25,352	$5,518	21.8%
YoY % change	16.5%	21.6%		0.9%	(4.7%)		(2.0%)	(18.9%)

YTD 2017	$340,591	$245,113	72.0%	$225,787	$61,277	27.1%	$50,918	$10,550	20.7%
YTD 2016	$296,730	$206,567	69.6%	$222,656	$63,662	28.6%	$50,038	$8,947	17.9%
YoY % change	14.8%	18.7%		1.4%	(3.7%)		1.8%	17.9%

Index Segment: Operating revenues for second quarter 2017 increased $25.0 million, or 16.5%, to $177.2 million, compared to $152.1 million for second quarter 2016. The $25.0 million increase was driven by a $17.6 million, or 35.5%, increase in asset-based fees, and an $8.5 million, or 8.8%, increase in recurring subscriptions, partially offset by a $1.1 million, or 19.9%, decrease in non-recurring revenues.

The $17.6 million increase in asset-based fees was driven by strong growth across all products. An $11.1 million, or 32.2%, increase in revenue from ETFs linked to MSCI indexes was driven by a 35.6% increase in average AUM, partially offset by the impact of a change in the product mix as a result of our differentiated licensing strategy. A $5.2 million, or 40.9%, increase in revenue from non-ETF passive products was driven by higher AUM and an increased contribution from higher fee products, including factor indexes. In addition, revenues from exchange traded futures and options contracts based on MSCI indexes grew $1.2 million, or 54.0%, driven by a very strong increase in total trading volumes.

The $8.5 million increase in recurring subscriptions was driven by strong growth in core products, growth in newer products, including factor, thematic and custom index products, as well as higher usage fees. Non-recurring revenue declined $1.1 million in second quarter 2017 due to a large one-time payment received for the use of our indexes in connection with derivative products in second quarter 2016. The impact from foreign currency exchange rate fluctuations on Index revenues (excluding the impact on asset-based fees) in second quarter 2017 was not significant. The adjusted EBITDA margin for Index was 73.1% for second quarter 2017, compared to 70.0% for second quarter 2016.

Operating revenues for six months 2017 increased $43.9 million, or 14.8%, to $340.6 million, compared to $296.7 million for six months 2016. The $43.9 million increase was driven by a $26.4 million, or 26.9%, increase in asset-based fees, a $17.0 million, or 8.9%, increase in recurring subscriptions, and a $0.4 million, or 5.5%, increase in non-recurring revenues. There was a negligible impact from foreign currency exchange rate fluctuations on Index revenues (excluding the impact on asset-based fees) for six months 2017. The adjusted EBITDA margin for Index was 72.0% for six months 2017, compared to 69.6% for six months 2016.

Index Run Rate at June 30, 2017 grew by $115.0 million, or 19.7%, to $698.0 million, compared to June 30, 2016. The $115.0 million increase was driven by a $74.3 million, or 38.0%, increase in asset-based fees Run Rate, and a $40.7 million, or 10.5%, increase in subscription Run Rate. The 10.5% increase in Index subscription Run Rate was driven by an increase in core products, growth in newer products, including factor, thematic and custom index products, and higher usage fees. There was a negligible impact from foreign currency exchange rate fluctuations on Index recurring subscription Run Rate at June 30, 2017.

Analytics Segment: Operating revenues for second quarter 2017 increased $1.0 million, or 0.9%, to $113.4 million, compared to $112.4 million in second quarter 2016. The increase was primarily driven by higher revenues from equity models. The low level of revenue growth in the quarter reflects several factors including the impact of elevated cancels in the prior year and the timing of client implementations. The impact of these factors is expected to diminish in the second half of 2017 and, as a result, the Analytics segment is expected to achieve improved levels of revenue growth and profitability. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics operating revenues would have increased 1.7%. The adjusted EBITDA margin for Analytics was 28.0% for second quarter 2017, compared to 29.6% for second quarter 2016.

Operating revenues for six months 2017 increased $3.1 million, or 1.4%, to $225.8 million, compared to $222.7 million for six months 2016. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics operating revenues for six months 2017 would have increased 2.5%. The adjusted EBITDA margin for Analytics was 27.1% for six months 2017, compared to 28.6% for six months 2016.

Analytics Run Rate at June 30, 2017 grew by $16.3 million, or 3.6%, to $465.3 million, compared to June 30, 2016, primarily driven by growth in equity models products. There was a negligible impact from foreign currency exchange rate fluctuations on Analytics Run Rate at June 30, 2017.

All Other Segment: Operating revenues for second quarter 2017 decreased by $0.5 million, or 2.0%, to $25.6 million, compared to $26.1 million in second quarter 2016. The decrease in All Other revenues was driven by a $3.2 million, or 21.4%, decrease in Real Estate revenues to $11.9 million, partially offset by a $2.7 million, or 24.7%, increase in ESG revenues to $13.7 million. The increase in ESG revenues was driven by higher ESG Ratings product revenues, which benefited from increased investments and selling and marketing efforts. The decrease in Real Estate revenues was driven by higher cancels principally from a discontinued index, the timing of report deliveries and the negative impact of foreign exchange rate fluctuations. In addition, second quarter 2017 revenues were lower due to the inclusion of the Real Estate occupiers business in the prior year. Adjusting for the impact of foreign currency exchange rate fluctuations and the divestiture of the Real Estate occupiers business, second quarter 2017 Real Estate revenues would have decreased 15.9% and All Other operating revenues would have increased 1.3%. The adjusted EBITDA margin for All Other was 19.7% for second quarter 2017, compared to 23.8% in second quarter 2016.

Operating revenues for six months 2017 increased $0.9 million, or 1.8%, to $50.9 million, compared to $50.0 million for six months 2016. The increase in All Other revenues was driven by a $4.5 million, or 20.9%, increase in ESG revenues to $26.3 million, mostly offset by a $3.7 million, or 12.9%, decrease in Real Estate revenues to $24.7 million. Adjusting for the impact of foreign currency exchange rate fluctuations and the divestiture of the Real Estate occupiers business, six months 2017 revenues for Real Estate would have decreased 5.1% and All Other operating revenues would have increased 6.3%. The adjusted EBITDA margin for All Other was 20.7% for six months 2017, compared to 17.9% for six months 2016.

All Other Run Rate at June 30, 2017 grew by $10.1 million, or 11.7%, to $97.1 million, compared to June 30, 2016. The $10.1 million increase was primarily driven by an $11.2 million, or 25.3%, increase in ESG Run Rate to $55.6 million, partially offset by a $1.1 million, or 2.5%, decrease in Real Estate Run Rate to $41.5 million. The increase in ESG Run Rate was primarily driven by higher sales of the ESG Ratings products. Adjusting for the impact of foreign currency exchange rate fluctuations and the divestiture of the Real Estate occupiers business, Real Estate and All Other Run Rate at June 30, 2017 would have increased 2.4% and 14.0%, respectively, compared to June 30, 2016.

Full-Year 2017 Guidance

MSCI’s guidance for full-year 2017 is as follows:

  Total operating expenses are now expected to be in the range of $690 million to $700 million and adjusted EBITDA expenses are now expected to be in the range of $605 million to $615 million, down from the previous ranges of $690 million to $705 million and $605 million to $620 million, respectively.
  Interest expense, including the amortization of financing fees, is expected to be approximately $116 million, assuming no additional financings.
  Capex is expected to be in the range of $40 million to $50 million.
  Net cash provided by operating activities and free cash flow is expected to be in the range of $360 million to $410 million and $310 million to $370 million, respectively.
  The effective tax rate is now expected to be in the range of 30.0% to 31.0%, down from previous range of 31.5% to 32.5%.

Conference Call Information

MSCI's senior management will review second quarter 2017 results on Thursday, August 3, 2017 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's investor relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001. This earnings release and the related investor presentation used during the conference call will be made available on MSCI's investor relations homepage.

An audio recording of the conference call will be available on our investor relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event. Through August 6, 2017, the recording will also be available by dialing 1-800-585-8367 passcode: 54308023 within the United States or 1-404-537-3406 passcode: 54308023 for international callers. A replay of the conference call will be archived in the events and presentations section of MSCI's investor relations website for 12 months after the call.

-Ends-

About MSCI

For more than 45 years, MSCI's research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 97 of the top 100 largest money managers, according to the most recent P&I ranking.

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, our full-year 2017 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission (“SEC”) on February 24, 2017 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC (herein, referred to as “Public Filings”). If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and cancellations, non-recurring sales and Aggregate Retention Rate.

The Aggregate Retention Rate for a period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described elsewhere in our Public Filings. For any Client Contract where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes, and for other non-ETF products, the most recent client reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

Organic subscription Run Rate or revenue growth ex FX is defined as the period over period Run Rate or revenue growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the end of period currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate or revenue. This metric also excludes the impact on the growth in subscription Run Rate or revenue of the acquisitions of IPD, InvestorForce, and GMI for their respective first year of operations as part of MSCI, as well as the divestiture of MSCI’s Real Estate occupiers benchmarking business which closed on August 1, 2016.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 – 12 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before provision for income taxes, other expense (income), net, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of the amortization of acquired intangible assets and, at times, certain other transactions or adjustments. For periods prior to first quarter 2017, the amortization associated with capitalized software development costs was included as an adjustment to adjusted net income and adjusted EPS as it was not material.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of acquisitions that do not directly affect what management considers to be our core performance in the period.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations are calculated to be the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands, except per share data	2017	2016	2017	Change	2017	2016	Change
Operating revenues	$316,089	$290,596	$301,207	8.8%	$617,296	$569,424	8.4%
Operating expenses:
Cost of revenues	68,595	62,130	67,521	10.4%	136,116	125,302	8.6%
Selling and marketing	41,594	41,854	43,014	(0.6%)	84,608	83,543	1.3%
Research and development	18,203	18,566	18,977	(2.0%)	37,180	37,494	(0.8%)
General and administrative	21,448	22,019	21,004	(2.6%)	42,452	43,909	(3.3%)
Amortization of intangible assets	11,122	11,943	11,251	(6.9%)	22,373	23,783	(5.9%)
Depreciation and amortization of property,
equipment and leasehold improvements	9,159	8,393	8,838	9.1%	17,997	16,561	8.7%
Total operating expenses(1)	170,121	164,905	170,605	3.2%	340,726	330,592	3.1%

Operating income	145,968	125,691	130,602	16.1%	276,570	238,832	15.8%

Interest income	(1,310)	(585)	(932)	123.9%	(2,242)	(1,206)	85.9%
Interest expense	29,027	22,918	29,024	26.7%	58,051	45,822	26.7%
Other expense (income)	740	2,814	885	(73.7%)	1,625	2,895	(43.9%)
Other expenses (income), net	28,457	25,147	28,977	13.2%	57,434	47,511	20.9%

Income before provision for income taxes	117,511	100,544	101,625	16.9%	219,136	191,321	14.5%

Provision for income taxes	36,245	33,587	28,674	7.9%	64,919	63,997	1.4%
Net income	$81,266	$66,957	$72,951	21.4%	$154,217	$127,324	21.1%

Earnings per basic common share	$0.90	$0.69	$0.80	30.4%	$1.70	$1.30	30.8%

Earnings per diluted common share	$0.89	$0.69	$0.80	29.0%	$1.68	$1.29	30.2%

Weighted average shares outstanding used
in computing earnings per share:

Basic	90,404	96,412	90,708	(6.2%)	90,555	97,918	(7.5%)
Diluted	91,708	96,888	91,624	(5.3%)	91,665	98,443	(6.9%)
(1)

Includes stock-based compensation expense of $9.5 million, $8.3 million, and $9.6 million for the three months ended June 30, 2017, June 30, 2016 and March 31, 2017, respectively. Includes stock-based compensation expense of $19.2 million and $15.5 million for the six months ended June 30, 2017 and June 30, 2016, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	June 30,	Dec. 31,
In thousands	2017	2016
Cash and cash equivalents	$750,581	$791,834
Accounts receivable, net of allowances	$289,227	$221,504

Deferred revenue	$399,116	$334,358
Long-term debt(1)	$2,076,647	$2,075,201
(1)	Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt at both June 30, 2017 and December 31, 2016 was $2.1 billion.

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands	2017	2016(1)	2017	Change	2017	2016(1)	Change
Cash provided by operating activities	$122,217	$118,096	$37,015	3.5%	$159,232	$154,983	2.7%
Cash used in investing activities	(6,264)	(12,905)	(9,629)	(51.5%)	(15,893)	(18,425)	(13.7%)
Cash used in financing activities	(65,398)	(140,418)	(125,226)	(53.4%)	(190,624)	(506,584)	(62.4%)
Effect of exchange rate changes	3,054	(5,173)	2,978	(159.0%)	6,032	(3,066)	(296.7%)
Net increase (decrease) in cash and cash equivalents	$53,609	$(40,400)	$(94,862)	(232.7%)	$(41,253)	$(373,092)	(88.9%)
(1)	Excess tax benefits related to share-based compensation are now included in operating cash flows rather than financing cash flows in accordance with the adoption of recent accounting guidance. This change has been applied retrospectively and resulted in increases of $1.0 million and $4.9 million in net cash provided by operating activities with a matching decrease in net cash used in financing activities in the same period for second quarter 2016 and six months 2016, respectively.

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands	2017	2016	2017	Change	2017	2016	Change
Operating revenues:
Recurring subscriptions	$105,645	$97,139	$102,178	8.8%	$207,823	$190,784	8.9%
Asset-based fees	67,230	49,634	57,508	35.5%	124,738	98,333	26.9%
Non-recurring	4,281	5,344	3,749	(19.9%)	8,030	7,613	5.5%
Total operating revenues	177,156	152,117	163,435	16.5%	340,591	296,730	14.8%
Adjusted EBITDA expenses	47,680	45,599	47,798	4.6%	95,478	90,163	5.9%
Adjusted EBITDA	$129,476	$106,518	$115,637	21.6%	$245,113	$206,567	18.7%
Adjusted EBITDA margin %	73.1%	70.0%	70.8%		72.0%	69.6%

Analytics	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands	2017	2016	2017	Change	2017	2016	Change
Operating revenues:
Recurring subscriptions	$112,061	$110,452	$111,269	1.5%	$223,330	$219,082	1.9%
Non-recurring	1,306	1,941	1,151	(32.7%)	2,457	3,574	(31.3%)
Total operating revenues	113,367	112,393	112,420	0.9%	225,787	222,656	1.4%
Adjusted EBITDA expenses	81,626	79,091	82,884	3.2%	164,510	158,994	3.5%
Adjusted EBITDA	$31,741	$33,302	$29,536	(4.7%)	$61,277	$63,662	(3.7%)
Adjusted EBITDA margin %	28.0%	29.6%	26.3%		27.1%	28.6%

All Other	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands	2017	2016	2017	Change	2017	2016	Change
Operating revenues:
Recurring subscriptions	$24,739	$25,141	$24,652	(1.6%)	$49,391	$48,204	2.5%
Non-recurring	827	945	700	(12.5%)	1,527	1,834	(16.7%)
Total operating revenues	25,566	26,086	25,352	(2.0%)	50,918	50,038	1.8%
Adjusted EBITDA expenses	20,534	19,879	19,834	3.3%	40,368	41,091	(1.8%)
Adjusted EBITDA	$5,032	$6,207	$5,518	(18.9%)	$10,550	$8,947	17.9%
Adjusted EBITDA margin %	19.7%	23.8%	21.8%		20.7%	17.9%

Consolidated	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands	2017	2016	2017	Change	2017	2016	Change
Operating revenues:
Recurring subscriptions	$242,445	$232,732	$238,099	4.2%	$480,544	$458,070	4.9%
Asset-based fees	67,230	49,634	57,508	35.5%	124,738	98,333	26.9%
Non-recurring	6,414	8,230	5,600	(22.1%)	12,014	13,021	(7.7%)
Operating revenues total	316,089	290,596	301,207	8.8%	617,296	569,424	8.4%
Adjusted EBITDA expenses	149,840	144,569	150,516	3.6%	300,356	290,248	3.5%
Adjusted EBITDA	$166,249	$146,027	$150,691	13.8%	$316,940	$279,176	13.5%
Adjusted EBITDA margin %	52.6%	50.3%	50.0%		51.3%	49.0%
Operating margin %	46.2%	43.3%	43.4%		44.8%	41.9%

Table 6: Sales and Aggregate Retention Rate by Segment (unaudited)

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	June 30,	June 30,
In thousands	2017	2017	2016	2016	2016	2017	2016
Index
New recurring subscription sales	$13,636	$14,193	$17,220	$11,758	$13,139	$27,829	$26,301
Subscription cancellations	(3,045)	(3,165)	(6,071)	(3,840)	(4,096)	(6,210)	(7,506)
Net new recurring subscription sales	$10,591	$11,028	$11,149	$7,918	$9,043	$21,619	$18,795
Non-recurring sales	$4,555	$4,374	$3,461	$5,468	$5,379	$8,929	$8,921
Total gross sales(1)	$18,191	$18,567	$20,681	$17,226	$18,518	$36,758	$35,222
Total Index net sales	$15,146	$15,402	$14,610	$13,386	$14,422	$30,548	$27,716

Index Aggregate Retention Rate(2)	97.0%	96.9%	93.4%	95.8%	95.6%	96.9%	95.9%

Analytics
New recurring subscription sales	$12,050	$11,874	$18,617	$13,131	$11,149	$23,924	$23,507
Subscription cancellations	(6,940)	(7,611)	(13,749)	(10,530)	(9,015)	(14,551)	(14,926)
Net new recurring subscription sales	$5,110	$4,263	$4,868	$2,601	$2,134	$9,373	$8,581
Non-recurring sales	$1,609	$2,163	$3,215	$2,330	$1,429	$3,772	$3,285
Total gross sales(1)	$13,659	$14,037	$21,832	$15,461	$12,578	$27,696	$26,792
Total Analytics net sales	$6,719	$6,426	$8,083	$4,931	$3,563	$13,145	$11,866

Analytics Aggregate Retention Rate(2)	93.9%	93.3%	87.4%	90.4%	91.7%	93.6%	93.2%

All Other
New recurring subscription sales	$5,456	$4,121	$6,364	$3,877	$4,481	$9,577	$9,737
Subscription cancellations	(2,030)	(1,683)	(2,526)	(1,903)	(2,243)	(3,713)	(3,859)
Net new recurring subscription sales	$3,426	$2,438	$3,838	$1,974	$2,238	$5,864	$5,878
Non-recurring sales	$958	$609	$1,139	$774	$1,132	$1,567	$2,334
Total gross sales(1)	$6,414	$4,730	$7,503	$4,651	$5,613	$11,144	$12,071
Total All Other net sales	$4,384	$3,047	$4,977	$2,748	$3,370	$7,431	$8,212

All Other Aggregate Retention Rate(2)	90.8%	92.4%	87.8%	90.8%	89.2%	91.6%	90.7%

Consolidated
New recurring subscription sales	$31,142	$30,188	$42,201	$28,766	$28,769	$61,330	$59,545
Subscription cancellations	(12,015)	(12,459)	(22,346)	(16,273)	(15,354)	(24,474)	(26,291)
Net new recurring subscription sales	$19,127	$17,729	$19,855	$12,493	$13,415	$36,856	$33,254
Non-recurring sales	$7,122	$7,146	$7,815	$8,572	$7,940	$14,268	$14,540
Total gross sales(1)	$38,264	$37,334	$50,016	$37,338	$36,709	$75,598	$74,085
Total net sales	$26,249	$24,875	$27,670	$21,065	$21,355	$51,124	$47,794

Total Aggregate Retention Rate(2)	94.9%	94.7%	89.9%	92.7%	93.1%	94.8%	94.1%
(1)	Total gross sales equal recurring subscription sales plus non-recurring sales.
(2)	See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Aggregate Retention Rate.

Table 7: ETF Assets Linked to MSCI Indexes (unaudited)(1)

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	June 30,	June 30,
In billions	2017	2017	2016	2016	2016	2017	2016
Beginning Period AUM in ETFs linked to
MSCI indexes	$555.7	$481.4	$474.9	$439.7	$438.3	$481.4	$433.4
Market Appreciation/(Depreciation)	23.6	35.8	(8.7)	23.7	(2.5)	59.4	(4.2)
Cash Inflows	45.0	38.5	15.2	11.5	3.9	83.5	10.5
Period-End AUM in ETFs linked to
MSCI indexes	$624.3	$555.7	$481.4	$474.9	$439.7	$624.3	$439.7

Period Average AUM in ETFs linked to
MSCI indexes	$595.0	$524.1	$471.1	$467.3	$438.8	$559.5	$423.5

Avg. Basis Point Fee(2)	3.07	3.08	3.10	3.11	3.12	3.07	3.12
Source: Bloomberg and MSCI
(1)	ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.
(2)	Based on period-end Run Rate for ETFs linked to MSCI Indexes using period-end AUM.
AUM: Assets under management.
Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	June 30,	June 30,	Mar. 31,	YoY %
In thousands	2017	2016	2017	Change
Index
Recurring subscriptions	$428,367	$387,679	$417,765	10.5%
Asset-based fees	269,595	195,298	240,834	38.0%
Index Run Rate	697,962	582,977	658,599	19.7%

Analytics Run Rate	465,339	449,062	457,249	3.6%

All Other Run Rate	97,057	86,924	91,239	11.7%

Total Run Rate	$1,260,358	$1,118,963	$1,207,087	12.6%

Total recurring subscriptions	$990,763	$923,665	$966,253	7.3%
Total asset-based fees	269,595	195,298	240,834	38.0%
Total Run Rate	$1,260,358	$1,118,963	$1,207,087	12.6%
(1)	See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.
Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	Mar. 31,	June 30,	June 30,
In thousands	2017	2016	2017	2017	2016
Index adjusted EBITDA	$129,476	$106,518	$115,637	$245,113	$206,567
Analytics adjusted EBITDA	31,741	33,302	29,536	61,277	63,662
All Other adjusted EBITDA	5,032	6,207	5,518	10,550	8,947
Consolidated adjusted EBITDA	166,249	146,027	150,691	316,940	279,176
Amortization of intangible assets	11,122	11,943	11,251	22,373	23,783
Depreciation and amortization of property,
equipment and leasehold improvements	9,159	8,393	8,838	17,997	16,561
Operating income	145,968	125,691	130,602	276,570	238,832
Other expense (income), net	28,457	25,147	28,977	57,434	47,511
Provision for income taxes	36,245	33,587	28,674	64,919	63,997
Net income	$81,266	$66,957	$72,951	$154,217	$127,324

Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	Mar. 31,	June 30,	June 30,
In thousands, except per share data	2017	2016	2017	2017	2016
Net income	$81,266	$66,957	$72,951	$154,217	$127,324
Plus: Amortization of acquired intangible assets	10,119	11,943	10,530	20,649	23,783
Less: Gain on sale of investment	(771)	—	—	(771)	—
Less: Income tax effect	(3,146)	(4,001)	(2,972)	(6,118)	(7,967)
Adjusted net income	$87,468	$74,899	$80,509	$167,977	$143,140

Diluted EPS	$0.89	$0.69	$0.80	$1.68	$1.29
Plus: Amortization of acquired intangible assets	0.11	0.12	0.11	0.23	0.24
Less: Gain on sale of investment	(0.01)	—	—	(0.01)	—
Less: Income tax effect	(0.04)	(0.04)	(0.03)	(0.07)	(0.08)
Adjusted EPS	$0.95	$0.77	$0.88	$1.83	$1.45
Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Six Months Ended		Full-Year
	June 30,	June 30,	Mar. 31,	June 30,	June 30,	2017
In thousands	2017	2016	2017	2017	2016	Outlook(1)
Index adjusted EBITDA expenses	$47,680	$45,599	$47,798	$95,478	$90,163
Analytics adjusted EBITDA expenses	81,626	79,091	82,884	164,510	158,994
All Other adjusted EBITDA expenses	20,534	19,879	19,834	40,368	41,091
Consolidated adjusted EBITDA expenses	149,840	144,569	150,516	300,356	290,248	$605,000 - $615,000
Amortization of intangible assets	11,122	11,943	11,251	22,373	23,783
Depreciation and amortization of property,						85,000
equipment and leasehold improvements	9,159	8,393	8,838	17,997	16,561
Total operating expenses	$170,121	$164,905	$170,605	$340,726	$330,592	$690,000 - $700,000
(1)	We have not provided a line-item reconciliation for adjusted EBITDA expenses to total operating expenses for this future period because we do not provide guidance on the individual reconciling items between total operating expenses and adjusted EBITDA expenses.
Table 12: Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended			Six Months Ended		Full-Year
	June 30,	June 30,	Mar. 31,	June 30,	June 30,	2017
In thousands	2017	2016	2017	2017	2016	Outlook(1)
Net cash provided by operating activities	$122,217	$118,096	$37,015	$159,232	$154,983	$360,000 - $410,000
Capital expenditures	(3,729)	(10,142)	(7,322)	(11,051)	(13,277)
Capitalized software development costs	(3,306)	(2,763)	(2,307)	(5,613)	(5,088)
Capex	(7,035)	(12,905)	(9,629)	(16,664)	(18,365)	(50,000 - 40,000)
Free cash flow	$115,182	$105,191	$27,386	$142,568	$136,618	$310,000 - $370,000
(1)	We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we do not provide guidance on the individual reconciling items between net cash from operating activities and free cash flow.

CONTACT:
MSCI Inc.
Investors
Stephen Davidson, + 1 212-981-1090
stephen.davidson@msci.com
or
Media
Peyton Kay, + 1 212-981-7463
peyton.kay@msci.com